CONTACT: Patrick G. Healy
                                  President - Australasia & Middle East, and CFO
                                                                    203-618-8502
                                                         e-mail: phealy@nfor.com

                           NFO WORLDWIDE, INC. REPORTS
                    FOURTH QUARTER AND 1999 FULL YEAR RESULTS


Greenwich, CT - March 1, 2000 - NFO Worldwide, Inc. (NYSE: NFO) today reported its results for the fourth quarter and year ended December 31, 1999. The actual results for the fourth quarter and full year are within the range of estimates provided by the Company on December 20, 1999.

Revenues for the fourth quarter increased 27% to $120.2 million from $94.6 million for the same period last year. During the quarter, the Company recorded $21.7 million in pre-tax special charges, primarily to write-off the intangible assets associated with the Company's financial services businesses, which have been deemed to be permanently impaired. These special charges, which are primarily non-cash in nature, amounted to $17.8 million or ($.80) per diluted share on an after-tax basis. As a result, the Company reported a net loss of ($17.8) million or ($.80) per diluted share for the fourth quarter, compared with net income of $5.1 million or $.23 per diluted share in the year ago quarter. Earnings per diluted share, before special charges, were $0.00 per share for the fourth quarter of 1999.

For the year ended December 31, 1999, revenues increased 66% to $457.2 million from $275.4 million in the same period last year. Results for the year ended December 31, 1999, include the results of Infratest Burke, which was acquired on November 20, 1998. As a result of the aforementioned special charges, the Company reported a loss of ($6.2) million or ($.28) per diluted share, compared with net income of $14.5 million or $.67 per diluted share for the 1998 year. Earnings per diluted share, before special charges, were $.52 per share for the full year 1999, as compared with $.67 in 1998.

The fourth quarter's 27% revenue increase was marked by growth in all three of the Company's business sectors, particularly in Europe where Infratest Burke marked its first year anniversary with the Company. In total, organic revenue growth was 8% for the quarter, led by strong double-digit organic growth in Europe and Australasia & the Middle East. Revenues in the Company's North

American sector increased by 5% for the fourth quarter, led by strong double-digit growth within the Company's Healthcare and Panel businesses. Revenues within the Company's domestic financial services businesses actually declined during the quarter; excluding financial services revenues, the Company's organic revenue growth rates for the quarter were 12% within North America and 12% in total. Currency translation effects, primarily attributable to a weakened Euro, negatively impacted the quarter's revenues by over 3%.

For the year ended December 31, 1999, North American revenues increased 12%, with 5% from organic growth and 7% driven by acquisitions. Revenues within Europe increased dramatically, primarily due to organic growth of 10% and the first time inclusion of Infratest Burke. Revenue growth in Australasia and the Middle East was 11%, 7% through organic growth and 4% related to acquisitions.

William E. Lipner, Chairman, President and Chief Executive Officer, stated, "While we are disappointed with our overall results for the fourth quarter, we believe we have taken the appropriate strategic and operational steps to allow certain of our operating companies to achieve better results within a constantly changing market environment. Of particular importance to me was the fact that our consolidated organic revenue growth rate accelerated this past quarter, and reached almost 12% when our financial services businesses are excluded. On this same pro forma basis, organic revenues within each of our three geographic business sectors grew by more than 10% during the quarter."

Lipner continued, "NFO's Internet-based custom marketing research revenues continued their explosive growth during the fourth quarter, increasing by 120% above their level of the year ago quarter and over 50% on a sequential basis from the third quarter of 1999. In total, NFO's interactive revenues reached almost $18 million for the full year, and represented almost 9% of our total North American activity.

"Client demand for and acceptance of Internet based marketing research is growing daily, as the benefits of increased speed and respondent access are substantial. NFO is clearly the unrivaled leader in the interactive space, and is the world's largest provider of Internet-based custom marketing research services. Taken together with our global organization, proprietary products and world class market sector expertise, NFO Interactive is well positioned to benefit from this burgeoning market."

Lipner concluded, "InsightExpress, our fully-automated, web-enabled survey system, was officially launched during the fourth quarter. Client acceptance for this break-through service has been good, and we are very optimistic about its potential to create an entirely new industry to complement our existing interactive business."

On December 20, 1999, NFO announced that it had reached a definitive agreement to be acquired by The Interpublic Group of Companies, Inc. (NYSE: IPG) in a stock for stock transaction. The Agreement, which is subject to certain customary closing conditions, is expected to close in April of 2000. The Interpublic Group of Companies is one of the largest of advertising and marketing communications organizations in the world, with more than 35,000 employees and offices in 127 countries. Its principal operating companies include McCann-Erickson WorldGroup, Lowe Lintas & Partners Worldwide, DraftWorldwide, Initiative Media Worldwide, International Public Relations, Zentropy Partners, Octagon, Allied Communications Group, and other related companies

NFO Worldwide, Inc. is a leading provider of research-based, marketing information and counsel to the worldwide business community. With over 15,000 full and part-time employees operating in 38 countries; in-depth expertise in all research methodologies; and in-field marketing experience across multiple market sectors, NFO provides clients with trusted insight into the behaviors, attitudes and opinions of customers around the globe. Key services include comprehensive counsel on market evaluation, product development, brand management, customer satisfaction, pricing, distribution, and advertising effectiveness. The Company delivers custom and syndicated marketing information and counsel to over 3,000 clients in key market sectors such as packaged goods and foods, healthcare, financial services, high-tech/ telecommunications, travel & leisure, automotive and business to business. NFO is the largest custom marketing research firm in North America, and is among the top three in the world. Together with its subsidiary and affiliated companies, NFO is the world's largest provider of Internet-based custom marketing research services. Visit NFO Worldwide on the Web http://www.nfow.com.

Statements in this press release relating to matters that are not historical facts are forward looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks, which may affect the Company's future performance, please refer to Part 1 of NFO's 1998 Annual Report on Form 10-K filed on March 31, 1999.

                                      # # #

                               NFO WORLDWIDE, INC.
                                FINANCIAL SUMMARY
                      (In Thousands, Except Per Share Data)

                                                                               Three Months                     Twelve Months
                                                                            Ended December 31                 Ended December 31
                                                                       --------------------------        --------------------------
                                                                        1999 (a)           1998           1999 (a)           1998
                                                                       ---------        ---------        ---------        ---------
Revenues:
   North America                                                       $  57,480        $  54,619        $ 208,248        $ 186,390
   Europe                                                                 54,036           31,014          210,075           50,350
   Australasia and the Middle East                                        11,447           10,385           44,719           40,140
   Intersegment Revenues                                                  (2,784)          (1,399)          (5,844)          (1,529)
                                                                       ---------        ---------        ---------        ---------
     Total Revenues                                                      120,179           94,619          457,198          275,351

   Cost of Revenues                                                       65,847           44,613          239,661          127,006
   Selling, General and Administrative                                    51,322           35,916          169,746          109,023
   Depreciation and Amortization                                          20,209            3,665           34,745            9,994
                                                                       ---------        ---------        ---------        ---------

       Operating (Loss) Income                                           (17,199)          10,425           13,046           29,328

   Interest Expense, Net                                                   3,527            1,962           14,084            3,750
   Equity Interest in Net (Income) Loss
     of Affiliated Companies
     and Other Expenses                                                     (329)            (173)          (2,221)             221
                                                                       ---------        ---------        ---------        ---------

       (Loss) Income Before Income Taxes
         and Minority Interests                                          (20,397)           8,636            1,183           25,357

   Provision for Income Taxes                                             (2,647)           3,604            6,787           10,489
                                                                       ---------        ---------        ---------        ---------

       Net (Loss) Income Before Minority Interests                       (17,750)           5,032           (5,604)          14,868

Minority Interests                                                             7              (50)             566              378
                                                                       ---------        ---------        ---------        ---------

         Net (Loss) Income                                             $ (17,757)       $   5,082        $  (6,170)       $  14,490
                                                                       =========        =========        =========        =========

Earnings Per Share:
     Basic                                                             $    (.80)       $     .24        $    (.28)       $     .68
                                                                       =========        =========        =========        =========
     Diluted                                                           $    (.80)       $     .23        $    (.28)       $     .67
                                                                       =========        =========        =========        =========

Average Shares Outstanding:
     Basic                                                                22,326           21,353           22,006           21,154
                                                                       =========        =========        =========        =========
     Diluted                                                              22,353           21,970           22,369           21,704
                                                                       =========        =========        =========        =========

Selected Financial Data:
                                                                        12/31/99         12/31/98
                                                                       ---------        ---------
     Cash and Cash Equivalents                                         $  20,062        $  17,739
     Total Debt                                                          175,857          191,053
     Stockholders' Equity                                                124,252          121,763
     Total Assets                                                        426,062          451,798

Note (a): Includes pre-tax special charges of $21.7 million, primarily to write-off the intangible assets associated with the Company's financial services businesses, which have been deemed to be permanently impaired. Special charges after tax aggregated $17.8 million, or ($.80) per share on a diluted basis.

                                      # # #